Exhibit 5.1

May 24, 2022

Western Magnesium Corporation

8180 Greensboro Drive, Suite 720

McLean, Virginia 22102

Re:	Western Magnesium Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Western Magnesium Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on May 24, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering (i) 19,240,256 shares (“Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Company upon the conversion of principal and interest thereon of certain outstanding convertible debentures (“Convertible Debentures”) held by the selling securityholder named in the Registration Statement (“Selling Securityholder”), (ii) 25,240,256 shares (“Warrant Shares”) of Common Stock issuable by the Company upon the exercise of certain warrants (“Warrants”) issuable to the Selling Securityholder upon conversion of the Convertible Debentures and (iii) 1,774,500 shares of Common Stock held by the Selling Securityholder (the “Shares, together with the Conversion Shares and the Warrant Shares, collectively, the “Securities”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that:

1.	The Warrant Shares issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable;

2.	The Conversion Shares issuable upon conversion of the Convertible Debentures have been duly authorized by all necessary corporate action of the Company and reserved for issuance and, upon issuance and delivery as described in the Convertible Debentures, will be duly and validly issued, fully paid and non-assessable; and

3.	The Shares have been duly authorized by all necessary corporate action of the Company and are duly and validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm